FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

jfarrar@stellarone.com

StellarOne Corporation Appoints Barham to

Additional Executive Management Role For Subsidiary Bank

Charlottesville, VA, January 31, 2011 - StellarOne Corporation (NASDAQ: STEL) today named O. R. (Ed) Barham, Jr., President, Chief Executive Officer, and Director of StellarOne Corporation, as President, Chief Executive Officer, and Director of its banking subsidiary, StellarOne Bank, effective February 1, 2011. This added executive responsibility affords Barham the strategic accountability for the ongoing structure and performance of the Business Banking, Commercial, and Retail lines of business. The Mortgage and Wealth Management lines of business will continue to report to Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer for StellarOne Corporation.

"The unanimous vote by the Board of Directors is an expression of confidence in Ed's capability as an executive manager and will help the company achieve efficiency and growth objectives set within our corporate strategy," stated Dr. Raymond D. Smoot, Jr., Chairman of the Board for StellarOne Corporation.

StellarOne Bank is a traditional community bank offering a full range of business and consumer banking services, with 56 full service financial centers, one loan production office, and 66 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.  For more information, please visit www.StellarOne.com.